Exhibit 24
POWER OF ATTORNEY
Known all persons by these presents, that I, the undersigned, a director of The ADT Corporation (the “Corporation”), do hereby make, nominate and appoint Michael S. Geltzeiler, Michele Kirse, and N. David Bleisch, and each of them, to be my attorney-in fact, with full power and authority to sign on my behalf a Form 10-K for the fiscal year ended September 26, 2014, to be filed by the Corporation with the U. S. Securities and Exchange Commission, and any amendments thereto, which shall have the same force and effect as though I had manually signed the Form 10-K or any amendments thereto.

Name	Capacity

/s/ Thomas Colligan	Director
Thomas Colligan

/s/ Richard J. Daly	Director
Richard J. Daly

/s/ Timothy Donahue	Director
Timothy Donahue

/s/ Robert Dutkowsky	Director
Robert Dutkowsky

/s/ Bruce Gordon	Director
Bruce Gordon

/s/ Bridgette Heller	Director
Bridgette Heller

/s/ Kathleen Hyle	Director
Kathleen Hyle